SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                            Form 8-K

                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):
                        February 17, 1998

                       Northwest Bancorp, Inc.
     (Exact name of registrant as specified in its charter)

    Pennsylvania           0-                 23-2900888
(State or other  (Commission File No.)     (I.R.S. Employer
jurisdiction of                           Identification No.)




       Registrant's telephone number, including area code:
                         (814) 726-2140



                         Not Applicable
  (Former name or former address, if changed since last report)

Item 1.   Changes in Control of Registrant

     After the close of business on February 17, 1998, Northwest Bancorp, Inc. (the "Company") became a bank holding company in accordance with the terms of an Agreement and Plan of Reorganization, dated May 15, 1996 (the "Agreement"), by and between Northwest Savings Bank (the "Bank"), a Pennsylvania chartered stock savings bank, Northwest Interim Savings Bank I ("Interim"), a Pennsylvania chartered interim stock savings bank, and the Company, a Pennsylvania chartered stock corporation. Pursuant to the Agreement: (1) the Company was organized as a wholly owned subsidiary of the Bank; (2) Interim was organized as a wholly owned subsidiary of the Company; (3) Interim merged with and into the Bank, with the Bank as the surviving institution, and (4) upon such merger, (i) the outstanding shares of common stock, par value $0.10 per share, of the Bank became, by operation of law, on a one-for-one basis, common stock, par value $0.10 per share, of the Company, (ii) the common stock of Interim held by the Company was converted into common stock of the Bank and (iii) the common stock of the Company held by the Bank was canceled. Accordingly, the Bank became a wholly owned subsidiary of the Company and the shareholders of the Bank, including Northwest Bancorp, MHC, the Bank's Pennsylvania chartered mutual holding company, became shareholders of the Company.

     The Common Stock of the Bank was previously registered under
Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Federal Deposit Insurance Corporation. Pursuant to Rule 12g-3 promulgated under the Exchange Act, the Company's Common Stock is deemed automatically registered under the Exchange Act. In addition, the Common Stock of the Company has been substituted for the Common Stock of the Association on the Nasdaq National Market under the symbol "NWSB."

Item 7. Financial Statements, Pro Forma Financial Information, and Exhibits

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                              NORTHWEST BANCORP, INC.


DATE: February 17, 1998       By:  \s\ Gregory C. LaRocca
                                   ------------------------
                                   Gregory C. LaRocca, Vice
                                   President and Corporate
                                   Secretary
                                   (Duly Authorized
                                   Representative)